Exhibit 99.1

Corporate News Release	Celanese Corporation Investor Relations 1601 West LBJ Freeway Dallas, Texas 75234
Celanese Corporation Reports Strong Second Quarter Results;
Raises Full Year Outlook
Second quarter highlights:
•	Net sales were $1,517 million, up 22% from prior year period

•	Operating profit was $156 million versus $89 million in prior year period

•	Net earnings were $160 million versus $109 million in prior year period

•	Operating EBITDA was $332 million versus $248 million in prior year period

•	Diluted EPS from continuing operations was $1.03 versus $0.70 in prior year period

•	Adjusted EPS was $1.12 versus $0.56 in prior year period

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions, except per share data) — Unaudited	2010	2009	2010	2009
		As adjusted		As adjusted
Net sales	1,517	1,244	2,905	2,390
Operating profit (loss)	156	89	142	116
Net earnings (loss) attributable to Celanese Corporation	160	109	174	94
Operating EBITDA [1]	332	248	574	389
Diluted EPS — continuing operations	$1.03	$0.70	$1.11	$0.60
Diluted EPS — total	$1.01	$0.69	$1.10	$0.60
Adjusted EPS [2]	$1.12	$0.56	$1.76	$0.67

[1]	Non-U.S. GAAP measure. See reconciliation in Table 1.

[2]	Non-U.S. GAAP measure. See reconciliation in Table 6.
Dallas, July 29, 2010: Celanese Corporation (NYSE: CE), a leading global technology and specialty materials company, today reported second quarter 2010 net sales of $1,517 million, a 22 percent increase from the same period last year. The increase was primarily driven by significantly higher volumes across its business lines as the global economic recovery continued in the period. Net sales in the quarter also benefited from higher pricing in the company’s Acetyl Intermediates and Industrial Specialties businesses. Operating profit was $156 million compared with $89 million in the prior year period as operating margins expanded versus the prior year. Net earnings were $160 million compared with $109 million in the same period last year. Equity in net earnings and dividend income from the company’s strategic affiliates were $117 million, a $29 million increase versus the prior year period.
Adjusted earnings per share in the second quarter of 2010 were $1.12 compared with $0.56 in the same period last year. Adjusted earnings per share in the period are based on an effective tax rate of 20 percent and a diluted share count of 158.4 million. Operating EBITDA in the second quarter of 2010 was $332 million compared with $248 million in the prior year period. Adjusted earnings per share and operating EBITDA excluded a $3 million net benefit of other charges and other adjustments.

“Celanese’s strong performance in the quarter further demonstrated the earnings power of our technology and specialty materials businesses,” said David Weidman, chairman and chief executive officer. “Product demand across all regions and industries remained strong and reflected an ongoing, modest global economic recovery. The significant benefits of our fixed spending reduction efforts are clearly evident in the sustainable improvements in our operating performance.”
Recent Highlights
•	Concluded the formal consultation process with employees and their representatives and is continuing to consider a plan to close its acetate flake and tow manufacturing operations in Spondon, Derby, United Kingdom in the latter part of 2011.

•	Acquired two product lines, Zenite® liquid crystal polymer (LCP) and Thermx® polycyclohexylene-dimethylene terephthalate (PCT), from DuPont Performance Polymers.

•	Announced five-year Environmental Health and Safety sustainability goals for occupational safety performance, energy intensity, greenhouse gases and waste management for the year 2015.

•	Received American Chemistry Council’s (ACC) 2010 Responsible Care Initiative of the Year Award. This award recognizes companies that demonstrate leadership in the areas of employee health and safety, security or environmental protection in the chemical industry.
Second Quarter Segment Overview
Presentation of Ibn Sina Results
In April 2010, the company significantly expanded its existing relationship with its Ibn Sina affiliate in Saudi Arabia, including plans to construct a 50,000 ton polyacetal (POM) production facility in the Middle East and an increased indirect economic interest in the venture. Beginning in the second quarter of 2010, results from the company’s Ibn Sina investment are reported in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. All financial results presented reflect this adjustment.
Advanced Engineered Materials
Advanced Engineered Materials delivered strong financial performance as it continued to demonstrate the significant operating leverage of its specialty engineered polymers business model. Net sales for the second quarter of 2010 were $282 million compared with $184 million in the prior year period. The increase was driven by significantly higher volumes as demand across its end-use industries continued to improve with the global economic recovery, and continued success in the innovation and commercialization of new products and applications. Second quarter 2010 net sales also benefited from sales related to the Future Advanced Composites Technology (FACT) long-fiber reinforced thermoplastics (LFT) business acquired in December 2009. Operating profit increased to $40 million compared with $1 million in the same period last year, driven by the higher volumes and increased value-in-use pricing for its high performance polymers. Operating EBITDA was $98 million in the second quarter of 2010 compared with $36 million in the prior year period.

Equity earnings from the Ibn Sina affiliate, which are now included in the segment’s operating EBITDA, were $24 million in the second quarter of 2010 compared with $8 million in the prior year period. Ibn Sina’s improved performance was attributed to increased pricing for methanol and methyl tertiary-butyl ether (MTBE), as global demand significantly increased from the same period last year. Total equity earnings from the company’s Asian affiliates were $15 million, an increase of $11 million versus last year, reflecting increased global demand for the specialty engineered polymers. Overall earnings contributions from equity affiliates for the segment totaled $39 million in the current period compared with $12 million in the prior year period.
Consumer Specialties
Consumer Specialties continued to deliver stable earnings performance and realize the value of its strategic ventures in China. Net sales for the second quarter were $291 million compared with $280 million in the same period last year. The increase was driven by higher volumes, primarily associated with volume recovery from the electrical disruption and subsequent production outage at the company’s acetate manufacturing facility in Narrows, Virginia that occurred during the first quarter of 2010. Operating profit was $64 million compared with $66 million in the prior year period, as the higher volumes were unable to completely offset increased raw material and energy prices. Operating EBITDA was $149 million compared with $134 million in the same period last year, as dividends from the company’s acetate China ventures increased to $71 million, $18 million higher than the prior year period, reflecting improved performance in the region.
Industrial Specialties
Industrial Specialties delivered sustained results as its businesses continued to experience improved global demand. Net sales for the second quarter were $269 million compared with $267 million in the prior year period. The second quarter 2009 results included $48 million of sales associated with the polyvinyl alcohol (PVOH) business that the company divested in July 2009. Volumes improved across all of its businesses in North America and Europe as demand recovered. Vinyl acetate/ethylene emulsion production volumes at its Nanjing, China facility remained at full utilization on strong demand in the Asia Pacific region. As previously announced, the company plans to expand its production capacity in 2011 to support its continued success in new product development and application innovation. Operating profit was $16 million compared with $19 million in the same period last year, or compared with $6 million when excluding the second quarter 2009 results of the divested PVOH business, as the improved volume and pricing more than offset raw material price increases. Operating EBITDA in the second quarter of 2010 was $26 million compared with $35 million in the prior year period. The second quarter 2009 results included $14 million of operating EBITDA related to the divested PVOH business.

Acetyl Intermediates
Acetyl Intermediates delivered improved results, reflecting its leading acetyl technology position. Net sales were $782 million compared with $622 million in the same period last year, as improved global demand drove increased volumes and sustained operating margins throughout the acetyl chain. Pricing improved across all major acetyl derivative products on stronger global demand and higher raw material costs compared with the prior year. Industry utilization rates for acetic acid remained in the 80 percent range, while the company continued to operate its units at significantly higher rates. Operating profit improved to $68 million from $39 million in the same period last year, reflecting improved margins as well as lower manufacturing costs resulting from the closure of the company’s less advantaged acetic acid and vinyl acetate monomer (VAM) production operations in Pardies, France. Operating EBITDA was $96 million compared with $73 million in the prior year period.
Taxes
The tax rate for adjusted earnings per share was 20 percent in the first six months of 2010 compared with 29 percent in the first six months of 2009. The effective tax rate for continuing operations for the second quarter of 2010 was 27 percent versus 13 percent in the second quarter of 2009. The increase in the effective rate is primarily due to foreign losses not resulting in tax benefits in the current period. Cash taxes paid were $65 million in the first six months of 2010 compared with a net cash tax refund of less than $1 million in the first six months of 2009. The increase in cash taxes paid is primarily the result of a German tax refund in 2009 and the timing of cash taxes in certain jurisdictions.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s adjusted earnings and operating EBITDA, were $117 million compared with $88 million in the same period last year. Equity and cost investment dividends, which are included in cash flows, were $107 million compared with $67 million in the same period last year. Dividends from the company’s acetate China ventures were $71 million in the second quarter of 2010, an $18 million increase from the prior year’s results.
The Ticona strategic affiliates in Asia reported earnings in equity investments of $15 million in the second quarter of 2010 compared with $4 million in the prior year period. Proportional affiliate EBITDA for the Asian affiliates was $38 million in the same period, a $25 million increase from second quarter 2009 results, as volumes increased significantly with improved global demand across the affiliates’ end-use applications.
Equity in net earnings for Ticona’s Middle Eastern affiliates, which includes the company’s Ibn Sina affiliate, were $24 million in the second quarter of 2010 compared with $8 million in the prior year period. Proportional affiliate EBITDA for the Middle Eastern affiliates was $32 million compared with $11 million in the prior year, due to increased profitability of its methanol and MTBE products associated with higher pricing on stronger global demand.

The company’s total proportional affiliate EBITDA was $86 million in the second quarter of 2010, $41 million more than reported in the company’s operating EBITDA. The company’s total proportional net debt of affiliates was approximately $87 million as of June 30, 2010.
Cash Flow
The company continued to generate positive cash flow, reflecting its specialty materials business model and sustained improvements in its cost structure. During the first six months of 2010, the company generated $219 million in cash from operating activities compared with $299 million in the prior year period. The increased earnings were offset by higher trade working capital and higher cash taxes, as well as cash outflows to fund previously announced and implemented productivity projects.
During the first six months of 2010, net cash used in investing activities was $275 million, compared with a cash inflow of $183 million in the same period last year. The 2010 results include $151 million of capital expenditures related to the relocation of Ticona’s business in Kelsterbach, Germany, and a cash outflow of $46 million related to the company’s acquisition of the Zenite® LCP and Thermx® PCT product lines from DuPont Performance Polymers. The 2009 results include $412 million of cash received and $147 million of capital expenditures related to the Ticona Kelsterbach plant relocation.
Net cash used in financing activities was $78 million compared with $59 million in the prior year. Second quarter 2010 results include a cash outflow of $20 million associated with the company’s share repurchase program.
Net debt at the end of the second quarter of 2010 was $2,346 million, a $6 million decrease from the end of the first quarter of 2010.
Outlook
Based on its strong performance during the first half of 2010 and expectations for a continued, modest economic recovery, the company raised its outlook for the full year. It now expects full year 2010 adjusted earnings per share to be at least $1.40 higher than its full year 2009 performance and its 2010 operating EBITDA to be at least $260 million higher than the previous year. The company had previously expected 2010 adjusted earnings per share and operating EBITDA to be at least $1.25 and $250 million higher than 2009, respectively.
“Based on our current customer order activity, we now expect 2010 results to be better than our previous outlook,” said Weidman. “While we remain cautious for the remainder of the year, based more on macroeconomic indicators than company-specific trends, the strength of our current business environment is expected to mitigate much of the seasonality we typically experience in the second half of the year.”

Contacts:
Investor Relations	Media — U.S.	Media — Europe
Mark Oberle	Jacqueline Terry	Jens Kurth
Phone: +1 972 443 4464	Phone: +1 972 443 4417	Phone: +49 (0)6107 772 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49 (0)6107 772 7231
Mark.Oberle@celanese.com	Jacqueline.Terry@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of specialty materials and chemical products which are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,400 employees worldwide and had 2009 net sales of $5.1 billion, with approximately 73% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.
There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of business cycles, particularly in the automotive, electrical, electronics and construction industries; changes in the price and availability of raw materials; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; changes in the degree of intellectual property and other legal protection afforded to our products; compliance costs and potential disruption of production due to accidents or other unforeseen events or delays in construction of facilities; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relates to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; and various other factors discussed from time to time in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects the following performance measures: operating EBITDA, business operating EBITDA, proportional affiliate EBITDA, adjusted earnings per share, net debt and adjusted free cash flow, as non-U.S. GAAP measures. These measurements are not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA and business operating EBITDA is operating profit; for proportional affiliate EBITDA is equity in net earnings of affiliates; for adjusted earnings per share is earnings per common share-diluted; for net debt is total debt; and for adjusted free cash flow is cash flow from operations.

Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA, a measure used by management to measure performance, is defined by the company as operating profit from continuing operations, plus equity in net earnings from affiliates, cost dividend income, other income and depreciation and amortization, and further adjusted for other charges and adjustments. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a U.S. GAAP financial measure because a forecast of Other Charges and Adjustments is not practical. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results.

•	Business operating EBITDA, a measure used by management to measure performance of its internal operations, is defined by the company as operating profit from continuing operations, plus depreciation and amortization, and further adjusted for other charges and adjustments. This reflects the operating results of the company’s operations without regard to its equity and cost investments. The company believes that investors should consider business operating EBITDA when evaluating the company’s internal operations.

•	Proportional affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined by the company as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider proportional affiliate EBITDA as an additional measure of operating results.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined by the company as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a U.S. GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. Note: The tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year, excluding changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management’s assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ significantly from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any future period.

•	Net debt is defined by the company as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. Proportional net debt is defined as our proportionate share of our affiliates’ net debt.

•	Adjusted free cash flow is defined by the company as cash flow from operations less capital expenditures, other productive asset purchases, operating cash from discontinued operations and certain other charges and adjustments. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s cash flow. Our management and credit analysts use adjusted free cash flow to evaluate the company’s liquidity and assess credit quality.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Operations — Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions, except per share data)	2010	2009	2010	2009
		As adjusted		As adjusted
Net sales	1,517	1,244	2,905	2,390
Cost of sales	(1,214)	(996)	(2,384)	(1,942)

Gross profit	303	248	521	448

Selling, general and administrative expenses	(123)	(114)	(246)	(228)
Amortization of Intangible assets	(15)	(21)	(30)	(38)
Research and development expenses	(18)	(18)	(37)	(38)
Other (charges) gains, net	(6)	(6)	(83)	(27)
Foreign exchange gain (loss), net	—	1	2	3
Gain (loss) on disposition of businesses and assets, net	15	(1)	15	(4)

Operating profit (loss)	156	89	142	116

Equity in net earnings (loss) of affiliates	45	35	94	41
Interest expense	(49)	(54)	(98)	(105)
Interest income	1	2	2	5
Dividend income — cost investments	72	53	72	56
Other income (expense), net	(1)	2	5	3

Earnings (loss) from continuing operations before tax	224	127	217	116

Income tax (provision) benefit	(61)	(17)	(41)	(22)

Earnings (loss) from continuing operations	163	110	176	94

Earnings (loss) from operation of discontinued operations	(5)	(1)	(5)	—
Gain on disposal of discontinued operations	—	—	2	—
Income tax (provision) benefit, discontinued operations	2	—	1	—

Earnings (loss) from discontinued operations	(3)	(1)	(2)	—

Net earnings (loss)	160	109	174	94
Less: Net earnings (loss) attributable to noncontrolling interests	—	—	—	—

Net earnings (loss) attributable to Celanese Corporation	160	109	174	94

Cumulative preferred stock dividend	—	(2)	(3)	(5)

Net earnings (loss) available to common shareholders	160	107	171	89

Amounts attributable to Celanese Corporation
Earnings (loss) per common share — basic
Continuing operations	$1.04	$0.75	$1.13	$0.62
Discontinued operations	(0.02)	(0.01)	(0.01)	—

Net earnings (loss) — basic	$1.02	$0.74	$1.12	$0.62

Earnings (loss) per common share — diluted
Continuing operations	$1.03	$0.70	$1.11	$0.60
Discontinued operations	(0.02)	(0.01)	(0.01)	—

Net earnings (loss) — diluted	$1.01	$0.69	$1.10	$0.60

Weighted average shares (millions)
Basic	156.3	143.5	153.3	143.5
Diluted	158.4	157.1	158.7	156.4

Preliminary Consolidated Balance Sheets — Unaudited

	June 30,	December 31,
(in $ millions)	2010	2009
		As adjusted
ASSETS
Current assets
Cash & cash equivalents	1,081	1,254
Trade receivables — third party and affiliates, net	862	721
Non-trade receivables	244	262
Inventories	522	522
Deferred income taxes	41	42
Marketable securities, at fair value	2	3
Assets held for sale	—	2
Other assets	70	50

Total current assets	2,822	2,856

Investments in affiliates	769	792
Property, plant and equipment, net	2,676	2,797
Deferred income taxes	485	484
Marketable securities, at fair value	75	80
Other assets	273	311
Goodwill	736	798
Intangible assets, net	269	294

Total assets	8,105	8,412

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt — third party and affiliates	265	242
Trade payables — third party and affiliates	607	649
Other liabilities	532	611
Deferred income taxes	30	33
Income taxes payable	76	72

Total current liabilities	1,510	1,607

Long-term debt	3,162	3,259
Deferred income taxes	121	137
Uncertain tax positions	224	229
Benefit obligations	1,260	1,288
Other liabilities	1,139	1,306
Commitments and contingencies
Shareholders’ equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(801)	(781)
Additional paid-in capital	535	522
Retained earnings	1,664	1,505
Accumulated other comprehensive income (loss), net	(709)	(660)

Total Celanese Corporation shareholders’ equity	689	586
Noncontrolling interests	—	—

Total shareholders’ equity	689	586

Total liabilities and shareholders’ equity	8,105	8,412

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA — a Non-U.S. GAAP Measure — Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2010	2009	2010	2009
		As adjusted		As adjusted
Net Sales
Advanced Engineered Materials	282	184	564	349
Consumer Specialties	291	280	529	546
Industrial Specialties	269	267	511	509
Acetyl Intermediates	782	622	1,506	1,194
Other Activities [1]	1	1	1	1
Intersegment eliminations	(108)	(110)	(206)	(209)

Total	1,517	1,244	2,905	2,390

Operating Profit (Loss)
Advanced Engineered Materials	40	1	88	(17)
Consumer Specialties	64	66	34	132
Industrial Specialties	16	19	28	29
Acetyl Intermediates	68	39	68	50
Other Activities [1]	(32)	(36)	(76)	(78)

Total	156	89	142	116

Other Charges and Other Adjustments [2]
Advanced Engineered Materials	2	(14)	—	(4)
Consumer Specialties	3	3	83	3
Industrial Specialties	—	5	—	8
Acetyl Intermediates	2	4	54	9
Other Activities [1]	(10)	(1)	(5)	14

Total	(3)	(3)	132	30

Depreciation and Amortization Expense
Advanced Engineered Materials	17	19	34	36
Consumer Specialties	9	12	20	24
Industrial Specialties	10	11	20	24
Acetyl Intermediates	24	28	49	55
Other Activities [1]	3	2	6	4

Total	63	72	129	143

Business Operating EBITDA
Advanced Engineered Materials	59	6	122	15
Consumer Specialties	76	81	137	159
Industrial Specialties	26	35	48	61
Acetyl Intermediates	94	71	171	114
Other Activities [1]	(39)	(35)	(75)	(60)

Total	216	158	403	289

Equity Earnings, Cost — Dividend Income and Other Income (Expense)
Advanced Engineered Materials	39	30	83	30
Consumer Specialties	73	53	73	56
Industrial Specialties	—	—	—	—
Acetyl Intermediates	2	2	3	3
Other Activities [1]	2	5	12	11

Total	116	90	171	100

Operating EBITDA
Advanced Engineered Materials	98	36	205	45
Consumer Specialties	149	134	210	215
Industrial Specialties	26	35	48	61
Acetyl Intermediates	96	73	174	117
Other Activities [1]	(37)	(30)	(63)	(49)

Total	332	248	574	389

[1]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.

[2]	See Table 7 for details.

Table 2
Factors Affecting Second Quarter 2010 Segment Net Sales Compared to Second Quarter 2009 — Unaudited

	Volume	Price	Currency	Other[1]		Total

Advanced Engineered Materials	52%	2%	-5%	4	%2	53%
Consumer Specialties	6%	-1%	-1%	0%		4%
Industrial Specialties	13%	9%	-3%	-18	%3	1%
Acetyl Intermediates	14%	15%	-3%	0%		26%
Total Company	19%	9%	-3%	-3%		22%

Factors Affecting Six Months 2010 Segment Net Sales Compared to Six Months 2009 — Unaudited

	Volume	Price	Currency	Other[1]		Total

Advanced Engineered Materials	61%	-4%	0%	5	%2	62%
Consumer Specialties	-3%	0%	0%	0%		-3%
Industrial Specialties	14%	3%	0%	-17	%3	0%
Acetyl Intermediates	14%	12%	0%	0%		26%
Total Company	19%	6%	0%	-3%		22%

[1]	Includes the effects of the captive insurance companies and the impact of fluctuations in intersegment eliminations.

[2]	2010 includes the effects of the FACT GmbH (Future Advanced Composites Technology) acquisition.

[3]	2010 does not include the effects of the PVOH business, which was sold on July 1, 2009.
Table 3
Cash Flow Information — Unaudited

	Six Months Ended
	June 30,
(in $ millions)	2010	2009

Net cash provided by operating activities	219	299
Net cash provided by (used in) investing activities [1]	(275)	183
Net cash used in financing activities	(78)	(59)
Exchange rate effects on cash	(39)	46
Cash and cash equivalents at beginning of period	1,254	676

Cash and cash equivalents at end of period	1,081	1,145

[1]	2010 includes $0 million of cash received and $151 million of capital expenditures related to the Ticona Kelsterbach plant relocation. 2009 includes $412 million of cash received and $147 million of capital expenditures related to the Ticona Kelsterbach plant relocation.
Table 4
Cash Dividends Received — Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2010	2009	2010	2009
		As adjusted		As adjusted
Dividends from equity investments	35	14	92	35
Dividends from cost investments	72	53	72	56

Total	107	67	164	91

Table 5
Net Debt — Reconciliation of a Non-U.S. GAAP Measure — Unaudited

	June 30,	December 31,
(in $ millions)	2010	2009

Short-term borrowings and current installments of long-term debt — third party and affiliates	265	242
Long-term debt	3,162	3,259

Total debt	3,427	3,501
Less: Cash and cash equivalents	1,081	1,254

Net Debt	2,346	2,247

Table 6
Adjusted Earnings (Loss) Per Share — Reconciliation of a Non-U.S. GAAP Measure — Unaudited

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in $ millions, except per share data)	2010		2009		2010		2009
			As adjusted				As adjusted
		per		per		per		per
		share		share		share		share
Earnings (loss) from continuing operations	163	1.03	110	0.70	176	1.11	94	0.60
Deduct Income tax (provision) benefit	(61)		(17)		(41)		(22)

Earnings (loss) from continuing operations before tax	224		127		217		116
Other charges and other adjustments [1]	(3)		(3)		132		30

Adjusted earnings (loss) from continuing operations before tax	221		124		349		146
Income tax (provision) benefit on adjusted earnings [2]	(44)		(36)		(70)		(42)
Less: Noncontrolling interests	—		—		—		—

Adjusted earnings (loss) from continuing operations	177	1.12	88	0.56	279	1.76	104	0.67

Diluted shares (in millions) [3]

Weighted average shares outstanding		156.3		143.5		153.3		143.5
Assumed conversion of preferred stock		—		12.1		3.1		12.1
Dilutive restricted stock units		0.3		0.5		0.4		0.3
Dilutive stock options		1.8		1.0		1.9		0.5

Total diluted shares		158.4		157.1		158.7		156.4

[1]	See Table 7 for details.

[2]	The adjusted effective tax rate is 20% and 29% for the three and six months ended June 30, 2010 and 2009, respectively.

[3]	Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

Table 7
Reconciliation of Other Charges and Other Adjustments — Unaudited
Other Charges:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2010	2009	2010	2009

Employee termination benefits	4	5	9	29
Plant/office closures	—	—	6	—
Ticona Kelsterbach plant relocation	4	3	10	6
Clear Lake insurance recoveries	—	—	—	(6)
Plumbing actions	(2)	(2)	(14)	(3)
Asset impairments	—	—	72	1

Total	6	6	83	27

Other Adjustments: 1

	Three Months Ended		Six Months Ended		Income
	June 30,		June 30,		Statement
(in $ millions)	2010	2009	2010	2009	Classification

Business optimization	3	1	7	3	SG&A
Ticona Kelsterbach plant relocation	(2)	1	(2)	2	Cost of sales
Plant closures	—	4	9	8	Cost of sales / SG&A
Contract termination	—	—	22	—	Cost of sales
Gain on sale of building	(14)	—	(14)	—	(Gain) loss on disposition
Write-off of other productive assets	—	—	17	—	Cost of sales
Other[2]	4	(15)	10	(10)	Various

Total	(9)	(9)	49	3

Total other charges and other adjustments	(3)	(3)	132	30

[1]	These items are included in net earnings but not included in other charges.

[2]	The three and six months ended June 30, 2009 includes a one-time adjustment to Equity in net earnings (loss) of affiliates of $19 million.

Table 8
Equity Affiliate Preliminary Results — Total — Unaudited

	Three Months Ended		Six Months Ended
(in $ millions)	June 30,		June 30,
	2010	2009	2010	2009
	As adjusted			As adjusted
Net Sales
Ticona Affiliates — Asia[1]	379	267	750	439
Ticona Affiliates — Middle East[2]	245	110	502	245
Infraserv Affiliates[3]	488	487	1,018	997

Total	1,112	864	2,270	1,681

Operating Profit
Ticona Affiliates — Asia[1]	63	9	128	(10)
Ticona Affiliates — Middle East[2]	118	35	232	77
Infraserv Affiliates[3]	27	26	47	51

Total	208	70	407	118

Depreciation and Amortization
Ticona Affiliates — Asia[1]	20	19	41	46
Ticona Affiliates — Middle East[2]	10	8	16	12
Infraserv Affiliates[3]	24	24	50	47

Total	54	51	107	105

Affiliate EBITDA[4]
Ticona Affiliates — Asia[1]	83	28	169	36
Ticona Affiliates — Middle East[2]	128	43	248	89
Infraserv Affiliates[3]	51	50	97	98

Total	262	121	514	223

Net Income
Ticona Affiliates — Asia[1]	31	7	75	(9)
Ticona Affiliates — Middle East[2]	104	31	208	68
Infraserv Affiliates[3]	20	16	35	35

Total	155	54	318	94

Net Debt
Ticona Affiliates — Asia[1]	94	245	94	245
Ticona Affiliates — Middle East[2]	(89)	(50)	(89)	(50)
Infraserv Affiliates[3]	200	482	200	482

Total	205	677	205	677

[1]	Ticona Affiliates — Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (50%).

[2]	Ticona Affiliates — Middle East accounted for using the equity method includes National Methanol Company (IBN Sina) (25%).

[3]	Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).

[4]	Affiliate EBITDA, a non-U.S. GAAP measure, is the sum of Operating Profit and Depreciation and Amortization.

Table 8 (continued)
Equity Affiliate Preliminary Results — Celanese Proportional Share — Unaudited5

	Three Months Ended		Six Months Ended
(in $ millions)	June 30,		June 30,
	2010	2009	2010	2009
		As adjusted		As adjusted
Proportional Net Sales
Ticona Affiliates — Asia[1]	176	123	347	203
Ticona Affiliates — Middle East[2]	61	28	126	61
Infraserv Affiliates[3]	160	155	334	318

Total	397	306	807	582

Proportional Operating Profit
Ticona Affiliates — Asia[1]	29	4	59	(4)
Ticona Affiliates — Middle East[2]	30	9	58	19
Infraserv Affiliates[3]	8	8	15	16

Total	67	21	132	31

Proportional Depreciation and Amortization
Ticona Affiliates — Asia[1]	9	9	19	21
Ticona Affiliates — Middle East[2]	2	2	4	3
Infraserv Affiliates[3]	8	8	16	15

Total	19	19	39	39

Proportional Affiliate EBITDA[4]
Ticona Affiliates — Asia[1]	38	13	78	17
Ticona Affiliates — Middle East[2]	32	11	62	22
Infraserv Affiliates[3]	16	16	31	31

Total	86	40	171	70

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates — Asia1, [7]	15	4	36	(4)
Ticona Affiliates — Middle East[2]	24	8	47	16
Infraserv Affiliates[3]	6	4	11	10

Total	45	16	94	22

Proportional Affiliate EBITDA in excess of Equity in net earnings of affiliates[6]
Ticona Affiliates — Asia[1]	23	9	42	21
Ticona Affiliates — Middle East[2]	8	3	15	6
Infraserv Affiliates[3]	10	12	20	21

Total	41	24	77	48

Proportional Net Debt
Ticona Affiliates — Asia[1]	43	111	43	111
Ticona Affiliates — Middle East[2]	(22)	(13)	(22)	(13)
Infraserv Affiliates[3]	66	152	66	152

Total	87	250	87	250

[1]	Ticona Affiliates — Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (50%).

[2]	Ticona Affiliates — Middle East accounted for using the equity method includes National Methanol Company (IBN Sina) (25%).

[3]	Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).

[4]	Affiliate EBITDA, a non-U.S. GAAP measure, is the sum of Operating Profit and Depreciation and Amortization.

[5]	Calculated by multiplying each affiliate’s total share amount by Celanese’s respective ownership percentage, netted by reporting category.

[6]	Calculated as Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA.

[7]	The three and six months ended June 30, 2009 excludes a one-time tax adjustment to Equity in net earnings of affiliates of $19 million.